January 13, 2022

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read “Other Information” in CPG Focused Access Fund, LLC's Form N-CSRS/A filing for the six-month period ended October 31, 2021, dated January 13, 2022, and are in agreement with the statements contained under the caption “Change in Independent Registered Public Accounting Firm” on pages 19-20 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Boston, MA